Exhibit 10.19

Luke M. Beshar
Senior Vice President and
Chief Financial Officer
Direct Line: 201.804.3010
luke.beshar@cambrex.com

February 3, 2003

Mr. Gregory P. Sargen

Dear Greg:

I am pleased to confirm the details of our offer of employment as Vice President- Finance of Cambrex Corporation, reporting to me. This position will have the responsibility for managing all aspects of Cambrex's internal and external financial reporting and financial planning & analysis functions. Your base salary will be $200,000 per year. Base salaries for executives are normally reviewed every 18 months and are subject to approval by the Compensation Committee of the Cambrex Board of Directors.

As discussed, you will receive a monthly automobile allowance of $925 subject to cost of living adjustments. In addition, you are eligible to participate in the Cambrex Corporate Bonus Pool for 2003 with a cash target award level of 40% of base salary. Your target payout is a guideline only, and your actual award will be based on performance against agreed upon objectives for Cambrex and you individually. Your actual cash bonus can go as high as 60% of salary and as low as zero, if minimum goals of business and individual performance are not achieved. However, Cambrex will guarantee you a minimum bonus of $40,000 for 2003 provided that you are actively employed on the date that 2003 bonus payments are made (but in no event will the bonus be paid later than 90 days after the end of 2003). In addition, Cambrex will pay you a $27,500 sign-on bonus and you agree that Cambrex has no liability to you for all consulting services rendered prior to your date of hire.

We will be recommending to the Cambrex Board of Directors that you receive a stock option grant for 75,000 shares. The exercise price for these options will be set at the closing price of Cambrex stock on the day of the next scheduled Cambrex Board meeting following your date of employment and these options will vest 25% per year on the first, second, third, and fourth anniversary of the option award date.

In the event that your employment with Cambrex or a Cambrex company (i) is involuntarily terminated other than for Cause, or (ii) you terminate your employment for Good Reason (as defined below), you will be entitled to receive severance payments equal to your monthly base salary plus continuation of medical benefits for a period of up to nine months or until you secure other comparable employment, whichever occurs sooner. For purposes of this agreement, Cause is defined as misconduct, fraud, gross negligence or insubordination. For purposes of this agreement Good Reason is defined as (i) relocation of the principal place at which your duties are to be performed to a location more than thirty-five miles from the current headquarters in East Rutherford, New Jersey, or (ii) there is a substantial reduction in your responsibilities, authorities or functions from those which you were assigned on your date of hire, or (iii) there is a substantial reduction in your base salary or in your benefits which is not part of a general reduction of substantially all of the like officers compensation.

Cambrex Corporation I One Meadowlands Plaza I East Rutherford, New Jersey 07073

Phone 201.804.3000 I Fax 201.804.9852 I www.cambrex.com

February 3, 2003

Mr. Greg Sargen

You will be eligible to participate in benefits provided to Cambrex - US employees, such as Health, Prescription Drug and Dental coverage, Basic Life Insurance, Supplemental Life Insurance, Long Term Disability, and the Cambrex Savings Plan. You will be entitled to take up to 4 weeks of vacation per year. Enclosed for your review is a copy of the Cambrex Summary of Employee Benefits. The waiting period for the Cambrex Savings is described in the Cambrex Summary of Benefits.

Greg, the commencement of work with Cambrex is contingent upon satisfactory completion of a pre-placement physical examination, background investigation, and reference checks. Please fill out and sign the enclosed application form and attachments to initiate the background check process.

We look forward to your acceptance of our offer and to your joining us at Cambrex. I am delighted to be working with you again and look forward to teaming up with you and unlocking the substantial shareholder value that exists in our business.

If you have any questions, please feel free to call me at 201-804-3010.

Please indicate your understanding and acceptance of this offer by signing below and returning one copy of this letter to us the enclosed envelope.

Senior Vice President & CFO	Gregory P. Sargen

cc: James A. Mack
Steven J. Klosk

2/10/03
Employment Start Date